UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):April 23, 2004

ACCENTURE LTD

(Exact name of Registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation)	001-16565 (Commission File Number)	98-0341111 (I.R.S. Employer Identification No.)

Canon’s Court
22 Victoria Street
Hamilton HM12, Bermuda
(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 296-8262

Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure

On April 22, 2004, Accenture said that it plans a public offering of approximately 50 million of its Class A common shares. Accenture will offer approximately 35.8 million newly issued shares in the offering, and certain Accenture partners, former partners and their permitted transferees will offer approximately 14.2 million shares. Accenture does not intend to retain any proceeds it raises through the offering for operating purposes, and the offering is not intended to increase the number of fully diluted shares outstanding. Accenture intends to use the proceeds from its sale of newly issued shares to acquire or redeem a comparable number of Accenture SCA Class I common shares and Accenture Canada Holdings exchangeable shares held by current partners, former partners and their permitted transferees promptly after the conclusion of the offering.

Joe W. Forehand, Accenture’s Chairman and Chief Executive Officer, and Stephan A. James, Accenture’s Chief Operating Officer — Capabilities and a member of its board of directors, agreed not to sell Accenture shares for two years from the date of Accenture’s initial public offering in July 2001. Having fulfilled that commitment, Messrs. Forehand and James have informed the company that they intend to dispose of a portion of the Accenture SCA Class I common shares that they are eligible to sell in transactions, related to the offering, in which the offering proceeds will be applied. Mr. Forehand intends to dispose of approximately 350,000 of the 492,211 Accenture SCA Class I common shares that he is eligible to sell and will continue to beneficially own approximately 1,056,889 shares. Mr. James intends to dispose of approximately 400,000 of the 402,036 Accenture SCA Class I common shares that he is eligible to sell and will continue to beneficially own approximately 748,676 shares.

Harry L. You, Accenture’s Chief Financial Officer, had previously agreed not to sell shares until 2005 and intends to fulfill that commitment. Mr. You holds 523,275 restricted share units and options to acquire 300,000 Class A common shares in addition to the 30,700 Class A common shares purchased by Mr. You on the open market. Mr. You has voluntarily deferred receipt of shares under the restricted share units. William D. Green, Accenture’s Chief Operating Officer — Client Services and Chief Executive Officer — designate and a member of its board of directors, has informed the company that he does not intend to dispose of any of the 124,840 Accenture SCA Class I common shares that he is eligible to sell in the offering or in the related transactions in which the offering proceeds will be applied or in any Accenture Share Management Plan transaction to and including Accenture’s next marketed secondary offering. Mr. Green beneficially owns 832,031 Accenture SCA Class I common shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 23, 2004	ACCENTURE LTD
	By:	/s/ Douglas G. Scrivner
		Name:	Douglas G. Scrivner
		Title:	General Counsel and Secretary